                                    CONTRACT


iChargeit (hereinafter referred to as "client") hereby engages DeMonte Associates as its investor relations advisor for a program of financial communications and investor relations.

The fee for the 12 month period of the Agreement, commencing on February 16, 1999, will be 30,000 (thirty thousand) shares of the Company's free trading stock.

DeMonte Associates shall act as investor relations counsel for CLIENT and perform the services enumerated below:

1. Analysis of CLIENT's business and industry, following which a comprehensive fact sheet that summarizes Client's corporate and financial profile will be created, for distribution to investment professionals and the media.
2. Work to develop a complete financial public relations program designed to broaden recognition of CLIENT in the financial community in the U.S. and abroad.
3. Advise Client in its overall relationship with the financial community through consultation with its management.
4. Planning, writing and preparation of press releases and annual and quarterly reports to shareholders, including the creative graphics and printing, if required.
5. Preparation, together with management, of presentation material for meetings with stockholders.
6. Develop interest in CLIENT and its products through placement of articles, reviews and quotes in financial and trade publications.
7. Meet with financial community on behalf of CLIENT, surveying essential analysts, brokers and institutional investors throughout the country, maintaining an ongoing personal contact program and establishing a schedule of activities.
8. Arrange meetings between management and members of the financial community; including individual meetings, informal group meetings and formal presentations.
9. Review CLIENT'S transfer sheets to identify holdings and identify regional and institutional strengths.
10. Establish a mailing list for CLIENT, maintain and update the list. This mailing list shall be utilized by CLIENT at any time during the length of this contract and shall remain the sole property of CLIENT. Any names provided to DeMonte Associates by CLIENT will be supplied with status on an ongoing basis.

PAYMENT REQUIREMENT

Invoices will include all our-of-pocket expenses incurred by DeMonte Associates on behalf of CLIENT for that month, plus the monthly fee payable and due one month in advance, provided that DeMonte Associates shall not incur any expense on behalf of CLIENT in any amount exceeding $200.00 unless approved in writing by CLIENT in advance. Business Wire expenses will be direct billed CLIENT. Termination of this agreement shall not relieve CLIENT to pay all amounts accrued prior to such termination and shall not limit DeMonte Associates from pursuing other remedies which may be available to it.

In the event of any dispute, the parties must resort to the American Association of Arbitration in New York City. Either party may make application. This Association shall have power to decide who shall pay costs, fees and disbursements, in addition to making an award.

TERM

This agreement shall commence upon execution of this document and shall continue in force for a period of twelve months.

OUT-OF-POCKET EXPENSES

1. CLIENT shall reimburse DeMonte Associates as to any and all expenses incurred and expenditures made on behalf of CLIENT. These expenses include, but are not limited to, the following: travel and miscellaneous expenses (postage, photocopy, fax, federal express and messenger service).
2. If, as an agent, DeMonte Associates places paid media advertising (at Client's discretion), media and production costs must be paid to DeMonte Associates in advance.

CLIENT agrees to and hereby does indemnify DeMonte Associates against any damages, costs and expenses, including reasonable attorney's fees, incurred in defending against any legal action arising out of the release of materials previously cleared and approved by CLIENT, and hereby expressly holds DeMonte Associates harmless from any such damages, costs and expenses.

Client acknowledges that it has read this agreement between the parties, which supersedes all proposals or prior agreements, oral or written, and all other communications between the parties relating to the subject matter of this agreement.

DeMonte Associates agrees to exercise due care to prevent disclosure of Client's proprietary information to any third party, authorization for further, internal dissemination within DeMonte Associates shall be limited to those whose duties justify their need to know such information, and then only with a clear understanding that these employees of their obligation to maintain the proprietary status of such information.

This Agreement may be terminated by either party upon 60 days written notice.



By:   /s/Jesse Cohen  CEO IChargeit, Inc.                   Date:  2/16/99
   -------------------------------------------                   ----------
         iChargeit, Inc.


By:   /s/ Cynthia Demonte                                   Date:  2/16/99
   -------------------------------------------                   ----------
         DeMonte Associates


                                       2